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                                                                   EXHIBIT 10.24

                              DEVELOPMENT AGREEMENT

         THIS AGREEMENT ("Agreement") made this 3rd day of December, 2003, by and between KIRCO DEVELOPMENT LLC, a Michigan limited liability company, whose address is 101 West Big Beaver Road, Suite 200, Troy, Michigan 48084-5255 (hereinafter referred to as "Kirco"), and MEADOWBROOK INSURANCE GROUP, INC., a Michigan corporation, whose address is 26600 Telegraph Road, Southfield, Michigan 48034-2438 (hereinafter referred to as "Owner").

                                   WITNESSETH:

         1. CONTRACT. Owner is the owner of certain land, containing approximately nine (9) usable acres, to be confirmed by the Survey, located on American Drive with frontage on I-696, in the City of Southfield, Oakland County, Michigan, more fully described on the attached Exhibit A (the "Property"). Owner desires to, and does hereby, engage Kirco to improve the Property by the construction of an office building consisting of 72,000 gross square feet (the "Building") and related improvements hereinafter described (collectively with the Building, the "Improvements" or "Project"), upon and subject to the terms and conditions hereinafter set forth. The Building will be the first phase of a two-building office complex of approximately 163,000 gross square feet, of which the parties intend that Kirco will be the developer and owner of phase 2.

         2. CONTRACT PRICE, FINANCING. The contract price for the Improvements shall be a stipulated sum of Eleven Million and 00/100 U.S. Dollars ($11,000,000.00 U.S.) (the "Contract Price"). Kirco will provide construction financing for the project. Both Owner and Kirco will provide the documentation reasonably required by Owner, Kirco and the lender for the construction loan closing including, without limitation, a tri-party agreement between Kirco, Owner and the construction lender and Owner in form reasonably satisfactory to the construction lender, Owner and Kirco pursuant to which, among other things,
(i) Owner will be required to pay the Contract Price to the lender (subject to set offs described herein) in full upon satisfaction of the conditions described in Section 3 below, and (ii) Kirco will assign to the construction lender as security all of its rights to receive payment hereunder and the purchase option rights set forth below, in lieu of granting to the construction lender a Mortgage on the Property.

         The execution by Owner of the tri-party agreement, the Mortgage (as defined below) and other documents required by the construction lender to make the construction loan, shall be a condition precedent to Kirco's obligation to proceed under this Agreement. The Contract Price is subject to adjustment based on any changes or modifications to the Building and other Improvements as may hereafter be agreed to in writing by Kirco and Owner. Owner agrees that pursuant to the tri-party agreement, Owner shall grant Kirco and Kirco's lender a first Mortgage, rent assignment, security agreement and other customary loan and security documents (collectively "Mortgage") to secure Owner's payment of the Purchase Price subject to the terms and conditions of this Development Agreement. The Mortgage shall encumber only phase one of the Project. If a separate legal description is not available for phase one, then Kirco and Kirco's lender shall agree to release phase two when a separate legal description becomes available.

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         If Kirco obtains a construction loan supported by a tri-party agreement and Mortgage materially in conformity with the foregoing terms, and Owner withholds its consent to the tri-party agreement and Mortgage, either party shall have the right to terminate this Agreement by written notice given within four (4) business days after delivery of the Commitment and loan documents to Owner, Meadowbrook will pay Kirco up to $550,000 (less sums previously paid) to reimburse Kirco for its actual out of pocket costs, including architectural, engineering, land clearing and steel fabrication costs. If Kirco fails to obtain a construction loan with a tri-party agreement and Mortgage materially in conformity with the foregoing on or before December 31, 2003, either party shall have the right to terminate this agreement by written notice given within four
(4) business days after delivery of the Commitment and loan documents to Owner and neither party shall have any further obligation to the other. For purposes of this paragraph a loan shall be deemed obtained when a commitment has been issued and loan documents produced and distributed.

         3. PAYMENT OF CONTRACT PRICE. The Contract Price includes, among other things, a Development Fee payable to Kirco. The Contract Price (including the Development Fee) shall be paid in full upon (i) Substantial Completion of Kirco's work and receipt by Owner of a temporary certificate of occupancy issued by the City of Southfield, (ii) a Certificate of Substantial Completion or similar documented acknowledgment by the Architect, and (iii) completion of Improvements to the satisfaction of the permanent Mortgage lender, provided, if Owner's Permanent lender is not prepared to close and fund the permanent loan, and pay the balance due to Kirco, within thirty (30) days after satisfaction of the requirements of clauses (i) and (ii), Owner shall make the full payment to Kirco within thirty (30) days after satisfaction of the requirements of clauses
(i) and (ii). If and to the extent Owner has not utilized the full tenant improvement or other allowances included in the Contract Price, as set forth in the budget, the unused portion shall be credited toward Owner's payment obligations to Kirco at the time of full payment.

         If at any time a lien is recorded with respect to the project site or premises, by anyone claiming amounts due from Kirco or Kirco's suppliers and subcontractors, Kirco shall have thirty (30) days after written notice of recordation of the lien to obtain a discharge of the claim of lien by payment or to post a bond discharging the lien in accordance with the Construction Lien Act or to escrow the funds necessary to pay the claimant with the title company. Upon failure of Kirco to do either, Owner at its discretion shall have the right to discharge the claim of lien and deduct from the Contract Price the amount paid to discharge the lien plus a reasonable amount for Owner's administrative time, not to exceed ten percent (10%) of the amount paid to discharge the lien. Kirco shall at all times comply with the requirements of the Construction Lien Act with respect to the payment of subcontracting and material suppliers.

         If Owner fails to make full payment of the Contract Price within thirty
(30) days after the date of Substantial Completion, as provided above, interest shall accrue on the Contract Price at an annual rate equal to 200 basis points over the prime rate of Bank One, N.A., in effect during the period that the balance of the Contract Price remains unpaid, calculated on a per diem basis for each day after the thirtieth (30th) day following substantial completion until paid in full.

         4. GENERAL DESCRIPTION OF BUILDING AND IMPROVEMENTS. The Building to be constructed shall be an approximately 72,000 gross square foot office building, consistent with the specifications outlined in Kirco's proposal dated June 11, 2003, as

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modified by this Agreement and subsequent letter agreements and subject to any subsequent changes as properly approved and authorized by Kirco and Owner as stated in this Agreement, the current site plan, elevation and floor plans (collectively the "Preliminary Plans") attached hereto as Exhibit B, and the "Scope of Work" for the project attached hereto as Exhibit C. The Property shall be landscaped by Kirco in accordance with the Plans and Specifications.

         5. PLANS AND SPECIFICATIONS. The Building and improvements shall be constructed substantially as depicted on approved site plan for the project, a copy of which is attached hereto as Exhibit D, and in accordance with the Scope of Work for the project, the final design/development Plans and Specifications for the Building and Improvements to be prepared by Rossetti (hereinafter the "Architect" or "Architects) consistent with the foregoing and to be mutually approved by Kirco and Owner in writing and to be attached hereto as Exhibit F (the "Plans and Specifications"), and any modifications or changes to the Plans and Specifications that may hereafter be agreed to by Kirco and Owner; provided, that any change from the preliminary plan and Scope of Work that is reflected in the final Plans and Specifications that results in a change in cost to Kirco, including without limitation any change in the design of the roof from the design originally contemplated by the parties, shall be set forth in a written Change Order approved and signed by Kirco and Owner, and the Contract Price shall be increased or decreased accordingly. The foregoing notwithstanding, Kirco reserves the right to make reasonable changes or substitutions of substantially equivalent products and materials for those listed in the Plans and Specifications in the event of unavailability or unanticipated price increases or to avoid unnecessary delays in the construction of the Building, such changes to be agreed in advance by Owner, whose consent shall not unreasonably be withheld or delayed.

         Once the Plans and Specifications and Scope of Work have been approved in writing by both Kirco and Owner, if the Owner requests any changes in the Scope of Work, any upgrade in materials or any variation from the preliminary plans prior to completion of the Plans and Specifications, Kirco will obtain an estimate of any cost differential resulting from such change from one or more of Kirco's contractors or suppliers, as applicable, and shall provide that estimate to Owner, along with an estimate of the increase or decrease in Kirco's on-site personnel costs, if any, resulting from such change, and Owner shall notify Kirco in writing within ten (10) business days thereafter if Owner desires to include that change in the Plans and Specifications. In the absence of a timely notice electing to make such change, Owner shall be deemed to have elected to not make such change. Upon completion of the Plans and Specifications, as part of Kirco's bidding process Kirco will obtain bids that reflect the actual difference in cost resulting from the changes requested by Owner. Owner shall have the right to approve or disapprove the actual cost as reflected in the bids and to withdraw the request for a change in the Plans and Specifications, provided that such approval or disapproval must be communicated to Kirco in writing within ten (10) days after delivery of the bids to Owner. If Owner fails to disapprove the bids within that time period, Owner will be deemed not to have approved the bids. Upon award of the contracts by Kirco, the amount of the difference in cost resulting from the changes requested by Owner as bid by the successful bidder for that work or material will, as applicable, be added to or subtracted from the Contract Price, together with any increase or decrease in Kirco's on-site personnel costs resulting from such change and, in the case of an increase in the costs, a construction management fee equal to five percent (5%) of all the additional costs, including Kirco's on-site personnel costs, shall also be

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added to the Contract Price. Kirco's on-site personnel costs shall include direct salary or hourly pay, reasonable and customary fringe benefits and ordinary and necessary employer costs directly related to such change.

         Upon completion of the proposed Plans and Specifications, Kirco shall deliver the same to Owner and Owner shall have ten (10) business days following the date of delivery to Owner to review and approve or comment in writing on the proposed Plans and Specifications. If Owner timely comments or raises any objection to the proposed Plans and Specifications, Kirco shall address the comments and objections with the Architect within five (5) business days and, if necessary, will convene a meeting between representatives of Kirco, Owner and the Architect to resolve any outstanding issues. Upon completion of any revised proposed Plans and Specifications and delivery of the same to Owner, Owner shall have five (5) business days to review and approve or comment in writing on them. If a second set of revised proposed Plans and Specifications is necessitated by Owner's timely comments, the parties shall follow the same procedure as in the case of the first set of revised plans. Upon review, revision and approval in accordance with the foregoing, the proposed Plans and Specifications shall be attached to this Agreement as Exhibit F and shall be the final Plans and Specifications. Once the final Plans and Specifications have been approved, any changes or revisions thereafter requested by Owner shall be deemed to be changes concerning which Owner shall be liable for, and shall pay any increase in the Contract Price directly occasioned by such changes and the cost incurred by Kirco in connection therewith including, without limitation, any additional Architect's fees incurred for the preparation of revisions to the design and development drawings or Plans and Specifications and all additional fees and costs of Kirco's construction contractor.

         Kirco shall be responsible for reviewing the Plans and Specifications and satisfying itself as to the accuracy and completeness of the same, except for those matters pertaining to layout and functionality for Owner's proposed use, which shall be Owner's responsibility to review. Kirco shall provide summaries or copies of manufacturer's and installation warranties for Owner's approval regarding all major systems, HVAC, windows, roofing, parking and major fixtures which shall meet or exceed commercially reasonable warranties which are normal for construction of this size and type. Subject to the limitations on Kirco's liability set forth in Section 13 below, Kirco shall bear all responsibility for any errors or defects in the Plans and Specifications of the Building and Improvements with respect to the types, characteristics and specifications of appropriate materials or components, but Owner shall be responsible for any errors or defects in the Plans and Specifications of the Building and Improvements pertaining to layout and functionality for Owner's proposed use.

         Upon completion of the work, Kirco shall provide to Owner at Kirco's expense original manufacturer's and installer's warranties to Owner regarding all major systems, HVAC, windows, roofing, parking and major fixtures, and three
(3) complete sets of "as-built" plans for the Building, which shall be delivered as soon as practicable following Substantial Completion. Failure of Kirco's subcontractors relating to the timely delivery of the as-built plans shall not excuse Kirco's performance.

         Simultaneously with the signing of this Agreement, the Architect has delivered to Owner a statement to the effect that the Architect has acted as architect for Owner and that Owner is entitled to rely upon the Architect's professional expertise in Owner's

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approval of the Plans and Specifications. The Architect shall provide proof of professional liability insurance to Owner.

         Kirco shall not be liable for the cost of, and the work to be performed for the Contract Price by Kirco does not include, certain items identified as "Exclusions" on Exhibit B and Exhibit C, all of which costs shall be the responsibility of Owner and shall be added to the Contract Price. In general, all work not expressly included within the Scope of Work and not reflected in the Plans and Specifications approved by Owner and Kirco shall be an exclusion from the work; provided, however, it is contemplated that completion of all construction pursuant to all approved Plans and Specifications is included within the Contract Price, as the same may be adjusted in accordance with the terms of this Agreement.

         6. CONSTRUCTION. Kirco shall provide all labor and materials for the construction of the Building and all related Improvements on the Property to provide the completed Building to Owner substantially in accordance with the Plans and Specifications. Kirco shall commence the performance of its obligations hereunder as soon as practical after (i) satisfaction of all conditions precedent to Kirco's obligation to perform as set forth in this Agreement, (ii) Owner's acquisition of fee title to the Property and the issuance of all necessary building permits and other permits to permit the construction of the Building and related improvements, and (iii) completion of a pre-construction orientation meeting between the designated representatives of Kirco and Owner.

         Kirco will proceed with the site work based upon the approved site plan, but shall not be obligated to commence construction of the Building and related improvements until the Preliminary Plans and Specifications have been approved by Owner and Kirco. Kirco shall pursue the issuance of all permits, approvals and construction with reasonable diligence and shall Substantially Complete the construction on or before September 30, 2004 (the "Outside Completion Date"), subject to delays occasioned by changes requested by Owner and set forth in signed change orders, weather conditions which cause a work stoppage of greater than eighteen (18) days in the aggregate, strikes, fires and other casualties which damage the Building, acts of God, war, insurrection, actions of terrorists or foreign insurgents. The Outside Completion Date shall be extended one day for each day of delay occasioned by changes requested by Owner and set forth in signed change orders, weather conditions which cause a work stoppage of greater than eighteen (18) days in the aggregate, strikes, fires and other casualties which damage the Building, acts of God, war, insurrection, actions of terrorists or foreign insurgents. If Kirco has failed to Substantially Complete the construction by the Outside Completion Date, as the same may be extended as provided above, Kirco shall pay to Owner, as Owner's sole monetary remedy, liquidated damages in the amount of Two Thousand and 00/100 Dollars ($2,000.00) per day for each day that Substantial Completion is delayed after the Outside Completion Date, which liquidated damages shall be credited toward the Contract Price to be paid by Owner at the time of final payment hereunder. Except as set forth in this Agreement, no warranty or representation is made by Kirco as to the specific completion date or schedule of construction, and no person other than Kirco has any authority to so bind Kirco. In no event shall Kirco have any liability to Owner for any damage caused by delays in completion of construction except as provided in this Agreement.

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         If Kirco obtains the necessary permits and commences construction but fails to complete construction within twelve (12) months after the issuance of all building and other necessary permits, unless delayed by changes requested by Owner, weather conditions which cause a work stoppage of greater than eighteen
(18) days in the aggregate, strikes, fires or other casualties which damage the Building, acts of God, war, insurrection, actions of terrorists or foreign insurgents, Owner shall have the right, but not the obligation, to take over the project and complete the same in the same manner as provided in Section 18(b) below.

         Kirco shall be free to engage such contractors, subcontractors and suppliers of Kirco's selection as Kirco deems appropriate in its sole discretion. In particular but without limiting Kirco's right to engage the contractors and subcontractors of its selection, Owner acknowledges that Kirco intends to engage a related entity, Kirco Construction LLC, to perform the actual construction work. No work shall be performed and no appliances, wiring, cabinets, fixtures or other materials shall be installed in the Building or on the Property by Owner or any contractor, supplier or other person acting on Owner's behalf prior to Substantial Completion without Kirco's prior written consent, which consent shall not be unreasonably withheld or delayed. In addition, Owner shall be responsible for all actual and demonstrable loss, cost or damage suffered or incurred by Kirco, if any, as a result of any such work performed or installations made by Owner or on Owner's behalf, with or without Kirco's consent, and Owner shall indemnify and hold Kirco harmless with respect to the same. Any such additional loss, costs or damage actually incurred by Kirco as a result of Owner's work on site shall be added to the Contract Price and shall be payable in full by Owner upon Substantial Completion.

         Kirco shall keep Owner advised of the progress of construction on a periodic basis and shall advise Owner of the anticipated date on which Substantial Completion will be achieved at least thirty-five (35) days prior to such date, and Owner shall have access to the Building during the thirty (30) days immediately prior to the anticipated Substantial Completion date for the purpose of Owner's installation of its own furniture and fixtures in the Building and to commence the move-in to the Building, providing that Owner shall pre-schedule all of such activities with Kirco, shall conduct such activities at a time and in such manner as to not interfere with the timely completion of the Building, and shall not occupy the Building or any portion thereof prior to the issuance of a temporary or permanent certificate of occupancy for the Building.

         7. CHANGES. All changes or revisions to the final Plans and Specifications ("Change Order") must be in writing and signed by both Owner and Kirco to be effective. In the event any such Change Order results in an increase in Kirco's costs, whether for increases in contractor/subcontractor/supplier charges or for Kirco's on-site personnel costs, or both, the Contract Price shall be increased to reflect those increased costs plus a construction management fee of five percent (5%) of those increased costs. The additional costs occasioned by such Change Order shall be added to the Contract Price and paid over the term of the contract through progress payments as provided in
Section 3 above. If the actual change in the Contract Price can be determined at the time the Change Order is signed, the Change Order shall include the amount of any increase or decrease in the Contract Price resulting from such change. If the actual change in the Contract Price cannot be determined at that time due to lack of revised construction drawings or any other reason, Kirco shall obtain an estimate of the cost of the change in the same manner as provided in Section 5 above, the Change Order shall include an estimate of any change in the Contract Price, and a revised Change Order shall be

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prepared and executed when the actual change in the Contract Price can be determined. The cost of the Change Order shall be net of (ie. reduced by) any cost savings resulting from the change. If a change results in a net cost savings, seventy-five percent (75%) of the cost savings shall be applied in reduction of the Contract Price. Neither Owners nor Kirco shall be bound by any such Change Order revision unless and until agreed in writing by Kirco and Owner. In addition, all change requests are subject to the changes complying with all applicable building codes, ordinances and requirements. Owner acknowledges that any material change or modification to the Plans or Specifications may result in a delay in the completion of the Building. The duration of the delay shall be set forth in the agreed Change Order.

         8. VEGETATION, LANDSCAPING. Kirco shall have the right, at any time during construction of the Building, to remove such trees, shrubs, grass or other natural vegetation as Kirco, in its sole discretion, shall deem reasonably necessary to permit construction of the Building. Kirco shall install sod and landscape the Property at the appropriate stage of construction, weather conditions permitting, in accordance with the landscaping plan to be incorporated in the site plan to be approved by both Kirco and Owner (subject to the allowance limitation set forth in the "Plantings" item on the attached Specifications). Any additional landscaping requested by Owner shall require a Change Order, and shall otherwise be subject to the change provisions of Section 7 above.

         9. SELECTIONS. Owner shall, from time to time as requested by Kirco and in any event within twenty-one (21) days after written notice from Kirco, indicate in writing to Kirco all necessary paint, tile, carpeting or other selections of any kind or description required for completion of the Building. In the event Owner fails to so indicate within the time required, Kirco shall have the right to make such selections as Kirco shall deem reasonably necessary to prevent delay in the construction of the Building and the Owner shall accept such selections as its own without adjustment in price.

         10. INSURANCE; INDEMNITY. Kirco will obtain and shall maintain in effect until final payment of Kirco hereunder a Builder's Risk Insurance Policy for the full replacement cost of the Improvements and such other insurance coverage as Owner deems appropriate covering the Building, Improvements and the construction during the period of construction. The premium for the insurance shall be a budget item and shall be paid by Kirco as part of the cost of construction pursuant to this Agreement. Owner shall be named as the insured under the insurance policy. Kirco will maintain adequate workman's compensation insurance and provide evidence thereof upon request. Owner will maintain its own real property owner's liability insurance. Kirco and Owner agree that Owner does not retain possession or control of the Property while Kirco is constructing the Improvements. Kirco shall defend, indemnify and hold harmless Owner against claims, liability and expenses arising from Kirco's or its agents' and contractors' activities on the Property. Kirco shall furnish evidence to Owner that Kirco carries and maintains in effect liability insurance with limits of not less than Three Million and no/100 Dollars ($3,000,000.00) for each occurrence and has caused Owner to be named as an additional insured.

         11. EVIDENCE OF TITLE. As evidence of title, Owner shall obtain and deliver to Kirco, promptly after the execution of this Agreement, a copy of a title commitment evidencing and committing to insure Owner's fee title interest in the Property in an amount equal to Owner's purchase price for the Property plus the full Contract Price

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hereunder. Upon substantial completion of the Project, Owner shall obtain an updated commitment, and Owner shall pay for and obtain a policy of insurance insuring that the Project is free of liens claimed by Kirco or persons claiming by, under, or through Kirco or Kirco's contractors or suppliers. If any such liens are disclosed, Kirco shall pay and satisfy the liens or, if Kirco disputes the lien, provide statutory bonds so that Owner shall obtain title insurance free of exceptions for such liens or escrow funds sufficient to pay the lien claim, and Kirco's failure to do so shall be a default hereunder.

         12.      LIMITED WARRANTY.

         a. Coverage. Subject to the limitations and exclusions from coverage set forth below, Kirco hereby warrants: that the Building shall be free from defects in materials or workmanship for a period of one year following the date of issuance of a temporary certificate of occupancy; that the Building shall be fit for the use contemplated by this Agreement in terms of types, characteristics and specifications of materials and components; and that all materials shall be new and inspected for defects prior to installation, but Kirco makes no warranty or representation with respect to layout and functionality, for which Owner shall be solely responsible.

         b. Exclusions from Coverage. Kirco does not assume responsibility for any of the following, all of which are excluded from the coverage of this Limited Warranty:

                  i. Roof membranes and/or other roofing materials, door sills and frames, overhead doors, furnaces, boilers and other components, appliances and articles of equipment which are covered by manufacturers' warranties. Kirco will assign all manufacturers' warranties to Owner, and Owner will be responsible for complying with the warranty claim procedures in those warranties if defects appear in any of the covered components. The foregoing notwithstanding, Kirco will be responsible for pursuing all warranty claims and enforcing the warranties in the event of any defect that arises during the first year after the date of Substantial Completion. Thereafter, Kirco agrees to provide reasonable assistance to Owner in pursuing all such warranty claims and remedies and to provide all documentation and testimony reasonably necessary to prosecute such claims. All such warranties shall be in good standing as of the date of issuance of a certificate of occupancy and shall not commence the running of such warranty periods prior to the Substantial Completion date provided for in Section 14 below. Kirco shall provide the warranties customarily provided by the respective manufacturers, unless a different warranty is specifically required by the final Plans and Specifications. Kirco shall provide to Owner for Owner's review prior to completion of the work copies of all manufacturers' warranties, if available, along with the Plans and Specifications. Any items excluded from Kirco's Limited Warranty must be covered by a manufacturer's warranty on the manufacturer's customary form with customary terms and limitations, as set forth in Section 5 hereof.

                  ii. Damage due to ordinary wear and tear, abusive use, or lack of proper maintenance of the Building.

                  iii. Damage to Kirco's work caused by Owner or any contractor, installer or other person acting on behalf of Owner.

                  iv. Minor defects which are the result of characteristics common to the materials used, such as (but not limited to) warping and deflection of wood; fading,

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chalking, and checking of paint due to sunlight; cracks due to drying and curing of concrete, stucco, plaster, bricks, and masonry; spalling of concrete; drying, shrinking and cracking of caulking and weather-stripping; cracks in tile or concrete and heaving of tile or concrete, unless the cracking or heaving of the concrete adversely affects the fitness of the Building for the use contemplated by this Agreement or permits the infiltration of water; non-structural settlement of the Building or the ground under or around the Building. Kirco represents to Owner that it has performed or caused to be performed soil engineering tests and that the design and specifications of the building have taken into consideration the soils conditions as disclosed by the soil tests.

                  v. Damage to or destruction of any tree, shrub or plant growth which is native to the Property and which remains after completion of construction of the Building.

                  vi. Defects in items installed or work performed by Owner or by anyone on Owner's behalf, other than Kirco or its agents, employees or subcontractors.

                  vii. Loss or damage due to the elements subsequent to completion.

                  viii. Conditions resulting from condensation on, or expansion or contraction of, materials which could not reasonably be foreseen or avoided.

                  ix. Consequential or incidental damages, including without limitation the cost of replacement of wall coverings or other decorations or improvements installed by Owner.

         c. NO OTHER WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH HEREIN, OR IN ANY WRITTEN WARRANTY HEREAFTER DELIVERED BY KIRCO TO OWNER, KIRCO MAKES NO WARRANTY OF ANY KIND WHATSOEVER AND OWNER SHALL ACCEPT THE PROPERTY "AS IS." TO THE FULLEST EXTENT PERMITTED BY LAW, KIRCO HEREBY EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, AND WHETHER ARISING UNDER ANY STATE OR FEDERAL STATUTE, RULE, REGULATION OR CASE LAW, INCLUDING BUT NOT LIMITED TO WARRANTIES OF HABITABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE. THE FOREGOING NOTWITHSTANDING, IF ANY APPLICABLE LAW OR REGULATION SHALL LIMIT OR PREVENT THE DISCLAIMER OF IMPLIED WARRANTIES, THE WARRANTY PERIOD FOR ALL SUCH IMPLIED WARRANTIES SHALL BE LIMITED TO THE PERIOD SET FORTH IN THIS LIMITED WARRANTY.

         d. Claims Procedure. If a defect appears which is or may be covered by this Limited Warranty, Owner must deliver to Kirco within the one year warranty period a written service request describing the purported defect; provided, with respect to hidden or latent defects that are not discovered within the one year warranty period and which, in the written opinion of a qualified independent inspector, existed or occurred during the initial twelve
(12) month warranty period, but due to the latent or hidden nature of the defect, could not reasonably have been, and were not, discovered during the initial twelve (12) month claim period, the claims period shall be extended until the earlier of sixty (60) days after the discovery of the latent or hidden defect or twelve (12) months after the expiration of the twelve (12) month warranty period. Kirco may aggregate service requests for defects that do not present a safety or health risk, and make only

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occasional service calls to the Property for warranty repairs. Except as provided above with respect to latent or hidden defects, Kirco will not be obligated to respond to any written notice delivered to Kirco after the expiration of the one-year warranty period, even if the defects that are claimed in the notice may have arisen within the one-year warranty period. Notwithstanding the foregoing, nine (9) months after Substantial Completion, Owner shall furnish Kirco a list of such defects and Kirco shall use reasonable efforts to correct such defects.

         e. Repairs. If Kirco's investigation following submission of a service request discloses that a defect exists that is covered by this Limited Warranty, Kirco will repair or replace, at Kirco's option, the defective item at no charge to Owner with reasonable dispatch, and not later than sixty (60) days after Kirco's inspection (longer if weather conditions, labor problems or materials shortages cause delays); provided, however, that if a defect exists that is covered by this Limited Warranty and emergency or extenuating circumstances require immediate repair or replacement, Kirco shall immediately commence such repairs or replacement and shall diligently complete the same and, provided further, if Kirco is unable to make final repairs or replacement due to lack of immediately available materials or replacement components, Kirco shall make such temporary repairs as may be reasonably necessary and shall make final repairs as soon as the necessary materials or components are available. Kirco's failure to commence such emergency warranty repairs within two (2) business days of Owner's written notification of the claimed defect and the circumstances requiring emergency repairs shall permit Owner to undertake such repairs at Kirco's cost which, provided the defect is covered by this Limited Warranty, Kirco shall pay promptly upon demand. The work will be done by Kirco or subcontractors chosen by Kirco.

         f. Nothing contained in Sections 12 and 13 of this Agreement shall relieve Kirco of its obligation to construct the Project in a workmanlike manner using the best reasonably available materials and workmanship in accordance with the Plans and Specifications, and Kirco acknowledges that Owner has and will rely on Kirco to deliver a Class A office building similar in quality to the MSX building.

         13. LIMITATION OF LIABILITY. KIRCO'S LIABILITY FOR ANY ALLEGED DEFECT IN MATERIALS OR WORKMANSHIP SHALL BE LIMITED TO REPAIR AND/OR REPLACEMENT OF THE DEFECTIVE WORKMANSHIP OR MATERIALS. KIRCO SHALL NOT BE LIABLE OR RESPONSIBLE TO COMPENSATE OR INDEMNIFY OWNER FOR ANY DAMAGES, CLAIM, DEMAND, LOSS, COST OR EXPENSE RESULTING FROM ANY ALLEGED DEFECT, ANY CLAIM OF DELAY IN COMPLETION OR ANY ALLEGED BREACH OF WARRANTY HEREUNDER, WHETHER SUCH CLAIM PURPORTEDLY ARISES IN CONTRACT, IN TORT, UNDER ANY WARRANTY, IN NEGLIGENCE OR OTHERWISE AND WHETHER RELATING TO INJURY TO PERSONS, PROPERTY, OR OTHERWISE, OR RELATING TO THE PRESENCE OF ANY ENVIRONMENTAL CONDITIONS (WHETHER NATURAL OR MAN-MADE) OR ANY TOXIC OR HAZARDOUS WASTE, SUBSTANCE, OR CONTAMINATION, ON, OR UNDER THE PROPERTY, OR THE LAND ADJACENT TO OR IN CLOSE PROXIMITY WITH THE PROPERTY (UNLESS CAUSED BY KIRCO'S NEGLIGENCE OR WILFULL MISCONDUCT). UNDER NO CIRCUMSTANCES SHALL KIRCO BE LIABLE FOR ANY SPECIAL, INDIRECT INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION ANY DAMAGES BASED ON CLAIMED DIMINUTION IN THE VALUE OF THE BUILDING, EVEN IF KIRCO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH

DAMAGES. NO ACTION, REGARDLESS OF FORM, ARISING OUT OF THE TRANSACTIONS UNDER THIS AGREEMENT MAY BE BROUGHT BY OWNER MORE THAN TWENTY-FOUR MONTHS AFTER THE COMMENCEMENT OF THE WARRANTY PERIOD.

         14. COMPLETION OF CONSTRUCTION AND FINAL PAYMENT. Upon Substantial Completion of construction of the Building as described in Section 3 above, Kirco shall so notify Owner. Final payment shall take place at such place as Kirco and Owner reasonably agree at a time consistent with the requirements described in Section 3 above. Failure by Owner to make final payment within the time herein provided shall be a material default under this Agreement. Final payment shall not be delayed due to the lack of completion of minor details or Kirco's inability to complete outside cement work, grading or other similar work due to then prevailing weather or ground conditions or other conditions beyond the control of Kirco, provided that such incomplete items do not materially affect Owner's ability to conduct business. In such case, Kirco shall deliver to Owner a standard weather letter or work order setting forth the minor detail work or other work to be completed, and an amount equal to one hundred twenty-five percent (125%) the anticipated cost of completion of such items shall be withheld from the final payment of the Contract Price and deposited with Owner's title insurance company, together with the anticipated cost to complete any landscaping included in the Contract Price if not then completed, to be held in escrow until each type of such work shall be completed, at which time such amount shall be paid to Kirco; provided, if the City of Southfield requires Kirco to escrow funds or post a cash bond to secure the payment of uncompleted landscaping, the deposit or cash bond with the City shall be sufficient and Kirco shall not be required to deposit the cost of completing the landscaping into escrow with the title company. Kirco shall be entitled to the release of the escrowed funds for each type of work upon submission of written notice to the title company from Owner that the work has been completed.

         15.      INTENTIONALLY OMITTED.

         16. INSPECTION. At the time of Kirco's notice of Substantial Completion, Kirco and Owner shall schedule a final inspection of the Building. During the inspection, which shall be conducted by authorized representatives of Kirco and Owner, Kirco and Owner shall prepare a "punchlist" of items in need of repair or correction on Kirco's standard form and Kirco and Owner shall agree on a reasonable time frame for completion of the punchlist items based on prevailing circumstances. Owner's failure to schedule such an inspection within ten (10) days after Kirco's notice of completion and delivery of a copy of a temporary or permanent certificate of occupancy, or failure to appear at the time scheduled for the inspection, shall constitute a waiver of Owner's right to a final inspection and a waiver of Owner's right to have any such repairs or corrections made prior to final payment, but such failure to inspect shall not constitute a waiver of Owner's right to have such repairs or corrections made after final payment.

         17. POSSESSION. Except as provided in this Agreement, Kirco shall have the exclusive possession of the Property prior to completion and final payment for the work; provided that Owner shall have the right to enter upon the Property to inspect the progress of the work, so long as such entry does not interfere with Kirco's ability to perform its obligations hereunder. Kirco shall deliver to Owner, and Owner shall accept, possession of the said Property at the time of final payment.

         18.      DEFAULT.

         a. Owner's Default. In the event of default by Owner in the performance of any of Owner's obligations hereunder, including the obligation to make final payment of the Contract Price within the time provided in Section 14 above, and if such default shall continue for a period of ten (10) days after written notice thereof from Kirco to Owner, or if such default is other than a failure to make final payment and cannot be cured within ten (10) days, if Owner shall have failed to undertake and diligently pursue the cure of such claimed default, Kirco shall have all rights and remedies available at law or in equity including without limitation, the right to enforce a construction lien against the Property and, if such default is material and occurs prior to Kirco's Substantial Completion of the work, the right to declare this Agreement terminated, null and void. In the event Kirco does so terminate this contract, Owner shall be liable to Kirco for all of Kirco's damages including, without limitation, all unpaid fees and profits that Kirco would have received had this Agreement not been terminated.

         In addition to the foregoing, if Owner fails to make full payment of the undisputed Contract Price (adjusted as provided herein) within thirty (30) days after the date of Substantial Completion, as provided above, then Kirco shall have the right and option, but not the obligation, to purchase the Property from Owner, which option Owner hereby grants to Kirco, for the sum of Thirteen Million Fifty Thousand and no/100 U.S. Dollars ($13,050,000.00 U.S.) (the "Option Price"); provided that Kirco shall receive credit against the Option Price for (i) the unpaid balance of the Contract Price, as the same may be adjusted in accordance with this Agreement, and (ii) all interest, late charges and other amounts accruing as a result of Owner's failure to timely pay the Contract Price required to be paid by Kirco to discharge the construction financing in full, and (iii) the amount, if any, required to be paid to pay any unpaid costs of labor and/or materials provided to the Building and Improvements at the request of Owner and not included within the Contract Price, whether provided by contractors or suppliers of Kirco or those engaged directly by Owner.

         Kirco may exercise this option to purchase at any time after the expiration of such thirty (30) day period by delivering written notice of the same to Owner. Closing of the purchase shall take place within thirty (30) days after delivery of the foregoing notice to Owner, on a date to be selected by Kirco; provided, if the amount of the Contract Price owing is in dispute, and Owner has paid Kirco the undisputed portion of the Contract Price, the purchase shall not occur until such dispute is resolved by agreement or a final un-appealed judgment and Owner has failed to pay the balance of the Contract Price thereby determined within thirty (30) days after such determination. During the pendency of the dispute, Owner shall escrow with the title company the disputed amount less any sums actually expended by Owner to discharge mechanic's liens or to pay for work performed on the Project due to Kirco's default. At the closing, Owner shall deliver to Kirco a warranty deed conveying to Kirco good and marketable fee simple title to the Property, free and clear of all liens and encumbrances except those matters set forth on the attached Exhibit F ("Permitted Encumbrances") and those liens and encumbrances, if any, caused or created by Kirco during the course of Development of the Property. Owner shall pay all transfer taxes payable with respect to the deed and shall also pay for and cause to be issued to Kirco at closing an ALTA form of owners policy of title insurance, without standard exceptions, in the amount of the Option Price.

         In connection with the exercise of the foregoing option to purchase the Property, Kirco shall also have the option to require Owner to enter into a lease, on Kirco's standard office lease from, for the entire Building for a period of ten (10) years on a total net basis to Kirco (i.e., Owner, as tenant under the lease, shall be obligated to pay all of Kirco's property taxes, insurance premiums, maintenance and repair expenses and all other costs and expenses customarily included in operating expenses and paid by tenants in total net leases). The base rent for the first year of the lease term shall be determined by multiplying the total Option Price (before credits to Kirco) by a factor of eleven hundredths (.11). Base rent shall be increased on the first day of each lease year thereafter by one percent (1%) of the base rent for the prior year. Base rent and all operating expenses shall be paid in equal monthly installments in advance throughout the term, and the lease shall contain other provisions usual and customary for a lease of an office building.

         b. Kirco's Default. If, following the commencement of construction of the Building by Kirco pursuant to this Agreement, (i) Kirco ceases work on the Building and other Improvements on the Property for a period of fifteen (15) consecutive work days or thirty (30) days in the aggregate, unless delayed by changes requested by Owner and stated in a signed change order, weather conditions which cause a work stoppage of greater than eighteen
(18) days in the aggregate, strikes, fires and other casualties which damage the Building, acts of God, war, insurrection, actions of terrorists or foreign insurgents pursuant to Section 6 above, and if Kirco fails to re-commence the work within five (5) days after Owner's written notice of default to Kirco; or
(ii) if Kirco fails to Substantially Complete construction by September 30, 2004, unless delayed by changes requested by Owner and stated in a signed change order, weather conditions which cause a work stoppage of greater than eighteen
(18) days in the aggregate, strikes, fires and other casualties which damage the Building, acts of God, war, insurrection, actions of terrorists or foreign insurgents (the "Default Deadline"), then Owner shall have the right, but not the obligation, to enter upon the Property, and Owner itself or through a new general contractor take over the construction of the Building and other Improvements and, for the purpose of completing the work, take possession of all materials, equipment, tools, appliances and supplies belonging to or under the control of Kirco and used or designated to be used in connection with the development of the Property, and may finish the work by whatever method it may deem expedient including having Kirco's contractors, subcontractors and suppliers continue to perform under their contracts with Kirco or, if any of Kirco's contractors, subcontractors or suppliers fails or refuses to perform under their contracts for Owner, entering into a contracts with replacement contractors, subcontractors and/or suppliers to complete the work. If Owner does so proceed to take over the work, Owner shall pursue the work to completion and, upon completion, the costs incurred by Owner in completing the work plus fifteen percent (15%) of the costs so incurred shall be deducted from the balance of the Contract Price. If the costs incurred by Owner to complete the work are less than the balance of the Contract Price, the balance of the same shall be paid to Kirco up to the total amount of Kirco's "general conditions" costs and out of pocket costs and fees and the balance, if any, shall be retained by Owner. If the costs incurred by Owner to complete the work plus fifteen percent (15%) of such costs are greater than the balance of the Contract Price, the difference shall be paid by Kirco to Owner upon completion of all of the work.

         In the event of litigation or other enforcement proceedings between the parties as a result of any default or alleged default by either party hereunder, the prevailing party shall also be entitled to receive from the other party all costs and expenses incurred, including attorneys' fees, in connection with the enforcement of this Agreement, as well as costs and attorneys' fees incurred in the collection of such amounts.

         19. NOTICES. The notices required or referred to in this Agreement shall be sufficient if personally delivered or sent by first class mail, return receipt requested with postage prepaid, by facsimile with confirmation of receipt or by recognized overnight courier service to the parties at the addresses shown above or at such other address as either party shall designate in writing to the other. If mailed, delivery shall be deemed complete on the earlier of the date on which the notice is receipted for in writing or the second business day following the date of mailing. Notice to Kirco shall be addressed to the attention of A. Matthew Kiriluk, President. In addition, a copy of all notices to Kirco shall be sent to Kirco's attorney, D. Stewart Green, Esquire, at Butzel Long, 100 Bloomfield Hills Parkway, Suite 200, Bloomfield Hills, Michigan 48304, and Notice to Owner shall be addressed to Owner at 26600 Telegraph Road, Suite 300, Southfield, Michigan 48034, Attn: General Counsel, and a copy of all notices to Owner shall be sent to Owner's attorney, Edward F. Kickham, Esquire, at Wasinger Kickham and Hanley, 26862 Woodward Avenue, Suite 100, Royal Oak, Michigan 48067. Failure to provide a copy of any notice to the attorney for the addressee shall not invalidate notice otherwise properly served.

         20. AUTHORIZED REPRESENTATIVES. Any consent, approval, authorization or other action required or permitted to be given or taken under this Agreement by Owner or Kirco, as the case may be, shall be given or taken by one or more of the authorized representatives of each. For purposes of this
Agreement: (1) the authorized representatives of Owner shall be: Merton J. Segal, Robert S. Cubbin, Susan Cubbin or Douglas Young and (2) the authorized representatives of Kirco shall be any one or more of the following: A. Mathew Kiriluk II and Clifford Aiken III. Either party hereto may from time to time designate other or replacement authorized representatives to the other party hereto. The written statements and representations of any authorized representative of Owner or Kirco shall be binding upon the party for whom such person is an authorized representative, and the other party hereto shall have no obligation or duty whatsoever to inquire into the authority of any such representative to take any action which he proposes to take.

         21. KIRCO'S COMPLETION OBLIGATIONS. Upon the completion of the work and final payment of the Contract Price, Kirco shall execute and/or deliver to Owner and shall be otherwise responsible for the following:

         a. A bill of sale for any personal property included within the Plans and Specifications that does not otherwise become affixed to the Property

         b. All written warranties from any manufacturer to be assigned to Owner pursuant to this Agreement, to the extent Kirco has received the same from the manufacturers prior to closing, together with an assignment of the same to Owner, and any manufacturer's warranty received by Kirco after final payment shall be delivered upon receipt along with an assignment of the same by Kirco to Owner;

         c. Waivers of lien from Kirco and from contractors of Kirco, and for any subcontractor or supplier that has served on Kirco a notice of furnishing, as follows: Final unconditional lien waivers for work that has been completed and paid for prior to final payment, final conditional lien waivers for work that has been completed prior to final payment but which has not been fully paid for prior to final payment, partial unconditional lien waivers to the extent of payment prior to final payment for work that has not been completed prior to final payment, and such other information and assurances as may be required by the title company to issue its policy of title insurance to Owner and/or Owner's Mortgage lender without the standard construction lien exception;

         d. A Final Payment statement and such other documents or activities as shall be reasonably requested by Owner or required by the title company in order to issue the final policy of title insurance to Owner's Mortgage lender; and

         e. The "punchlist" and/or Kirco's other standard completion inspection documents pertaining to incomplete or defective inspection items to be completed by Kirco, to the extent the inspection has been completed prior to final payment, completion of Kirco's standard work letter or work order for punchlist items, and escrow of funds for the completion of punchlist items, subject to the limitations on Kirco's obligation to escrow funds as set forth in
Section 14 above, and execution of an appropriate escrow agreement with respect to those funds.

         f. Obtaining a certificate of occupancy sufficient to permit occupancy of the Building, and the subsequent issuance a final certificate of occupancy upon completion of any items required by the municipality for the issuance of the final certificate of occupancy.

         22. OWNER'S COMPLETION OBLIGATIONS. Upon the completion of the work and final payment of the Contract Price, Owner shall execute and/or deliver to Kirco and shall be otherwise responsible for the following:

         a. Payment in full of the Contract Price, plus or minus the net of price adjustments, and any other sums Owner is required to pay at final payment pursuant to the terms of this Agreement; and

         b. The Final Payment statement and such other documents or activities as shall be reasonably requested by Kirco or required by the title company.

         23. BROKERAGE FEES. Kirco and Owner each represent to the other that they have not dealt with any real estate brokers in connection with this transaction, and each party agrees to indemnify and hold the other party harmless from any liability for any brokerage fees or commissions which may become due and payable to any broker, with whom the indemnifying party has dealt.

         24. NO ASSIGNMENT. Owner shall not assign, set over or transfer this Agreement or any of Owner's rights or interest hereunder without the prior written consent of the Kirco, and at Kirco's option any such purported assignment shall be void and of no effect. The foregoing notwithstanding, Owner may assign this contract without Kirco's consent to a person or entity who purchases or makes a Mortgage loan secured by the Property, provided that the creditworthiness of such assignee is acceptable to Kirco and such assignee expressly assumes Owner's obligations hereunder, and provided further that Owner shall not be relieved of any liability or obligation to Kirco hereunder in the event of such an assignment. Kirco's rights and obligations hereunder shall not be assignable; provided Kirco may delegate its duties to an entity owned by or under common control with Kirco.

         25. ENTIRE AGREEMENT. This Agreement, together with the attachments hereto, constitutes the entire agreement between Kirco and Owner and supersedes any and all prior written or oral agreements and any contemporaneous oral agreements between the parties. No amendment or modification of this Agreement shall be effective or binding upon the parties hereto unless set forth in writing and signed by all of the parties hereto.

         26. SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors or permissible assigns.

         27. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

         28. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of such counterparts together shall constitute one and the same instrument.

         29. AUTHORIZATION. Both Owner and Kirco, and the undersigned on behalf of the respective parties, hereby represent and warrant that the undersigned are duly authorized to enter into this Agreement on behalf of their respective parties and to consummate all transactions contemplated pursuant to the terms hereof.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

WITNESSES:                                OWNER:

                                          MEADOWBROOK INSURANCE GROUP,
                                          INC., a Michigan corporation

                                          By: __________________________________

                                          Its: _________________________________

                                          KIRCO:

                                          KIRCO DEVELOPMENT LLC, a
                                          Michigan limited liability company

                                          By: __________________________________

                                          Its: _________________________________

                                    EXHIBIT A
                                       TO
                          DEVELOPMENT AGREEMENT BETWEEN
                              KIRCO DEVELOPMENT LLC
                                       AND
                           MEADOWBROOK INSURANCE GROUP

                                LEGAL DESCRIPTION

                                    EXHIBIT B
                                       TO
                          DEVELOPMENT AGREEMENT BETWEEN
                              KIRCO DEVELOPMENT LLC
                                       AND
                           MEADOWBROOK INSURANCE GROUP

                                PRELIMINARY PLANS

                                 [SEE ATTACHED]

                                    EXHIBIT C
                                       TO
                          DEVELOPMENT AGREEMENT BETWEEN
                              KIRCO DEVELOPMENT LLC
                                       AND
                           MEADOWBROOK INSURANCE GROUP

                                  SCOPE OF WORK

                                 [SEE ATTACHED]

                                    EXHIBIT D
                                       TO
                          DEVELOPMENT AGREEMENT BETWEEN
                              KIRCO DEVELOPMENT LLC
                                       AND
                           MEADOWBROOK INSURANCE GROUP

                                    SITE PLAN

                                 [SEE ATTACHED]

                                    EXHIBIT E
                                       TO
                          DEVELOPMENT AGREEMENT BETWEEN
                              KIRCO DEVELOPMENT LLC
                                       AND
                           MEADOWBROOK INSURANCE GROUP

                            PLANS AND SPECIFICATIONS

                                [TO BE ATTACHED]

                                    EXHIBIT F
                                       TO
                          DEVELOPMENT AGREEMENT BETWEEN
                              KIRCO DEVELOPMENT LLC
                                       AND
                           MEADOWBROOK INSURANCE GROUP

                             PERMITTED ENCUMBRANCES

                                 [SEE ATTACHED]